                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. __)*

                         Warp Technology Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.00001 PER SHARE
------------------------------------------------------------------------------------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   002840 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 4, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

            / /        Rule 13d-1(b)

            /x/        Rule 13d-1(c)

            / /        Rule 13d-1(d)

-------------------

            * The  remainder  of this  cover  page  shall  be  filled  out for a reporting  person's  initial filing on this form with respect to the subject  class  of  securities,  and  for any  subsequent  amendment containing information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be  "filed"  for the  purpose  of Section 18 of the
            Securities  Exchange  Act  of  1934  or  otherwise  subject  to  the liabilities  of that  section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                     Page 2 of 23 Pages
-----------------------                                     --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Rubenstein
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                4,075,149 shares (1)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                0 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                4,075,149 shares (1)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     4,075,149 shares (1)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                     IN
================================================================================

(1) Consists of (a) 630,036 shares of Common Stock beneficially held by Wheatley
Partners,  L.P.; (b) 53,379 shares of Common Stock beneficially held by Wheatley
Foreign Partners,  L.P.; (c) 683,401 shares of Common Stock beneficially held by
Wheatley Partners II, L.P.; (d) (i) 555,556 shares of Common Stock issuable upon the  conversion of Series B Preferred  Stock,  and (ii) 277,778 shares of Common
Stock  issuable  upon  exercise of warrants to purchase  shares of Common  Stock beneficially  held by Seneca  Ventures;  (e) (i) 833,333  shares of Common Stock issuable  upon the  conversion  of Series B Preferred  Stock,  and (ii)  416,667 shares of Common Stock  issuable  upon  exercise of warrants to purchase  Common
Stock  beneficially  held by Woodland  Venture Fund;  (f) (i) 138,889  shares of
Common Stock issuable upon the conversion of Series B Preferred  Stock, and (ii)
69,444  shares of Common Stock  issuable  upon  exercise of warrants to purchase shares of Common Stock  beneficially held by Brookwood  Partners,  L.P.; and (g)
(i) 277,778  shares of Common Stock  issuable  upon the  conversion  of Series B
Preferred  Stock, and (ii) 138,889 shares of Common Stock issuable upon exercise of warrants to purchase  shares of Common  Stock  beneficially  held by Woodland
Partners.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                     Page 3 of 23 Pages
-----------------------                                     --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                                      Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   630,036 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                53,379 shares (1)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                630,036 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                53,379 shares (1)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     683,415 shares (1)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                     PN
================================================================================

(1) Includes 53,379 shares of Common Stock beneficially held by Wheatley Foreign
Partners, L.P.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                     Page 4 of 23 Pages
-----------------------                                     --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                                      Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   53,379 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                630,036 shares (1)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                53,379 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                630,036 shares (1)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     683,415 shares (1)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                     PN
================================================================================

(1)  Includes  630,036  shares of Common  Stock  beneficially  held by  Wheatley
Partners, L.P.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                     Page 5 of 23 Pages
-----------------------                                     --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                                      Wheatley Partners II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   683,401 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                683,401 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     683,401 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                     PN
================================================================================

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                     Page 6 of 23 Pages
-----------------------                                     --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                                      Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   416,667 shares (1)
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                1,366,816 shares (2)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                416,667 shares (1)
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                1,366,816 shares (2)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,783,483 shares (1)(2)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     2.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                     IN
================================================================================

(1) Includes (i) 277,778  shares of Common Stock issuable upon the conversion of
Series B Preferred  Stock, and (ii) 138,889 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock.

(2) Includes (a) 630,036  shares of Common Stock  beneficially  held by Wheatley
Partners,  L.P.; (b) 53,379 shares of Common Stock beneficially held by Wheatley
Foreign Partners,  L.P.; (c) 683,401 shares of Common Stock beneficially held by
Wheatley Partners II, L.P.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                     Page 7 of 23 Pages
-----------------------                                     --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                                      Barry Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   416,667 shares (1)
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                1,366,816 shares (2)
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                416,667 shares (1)
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                1,366,816 shares (2)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,783,483 shares (1)(2)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     2.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                     IN
================================================================================

(1) Includes (i) 277,778  shares of Common Stock issuable upon the conversion of
Series B Preferred  Stock, and (ii) 138,889 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock.

(2) Includes (a) 630,036  shares of Common Stock  beneficially  held by Wheatley
Partners,  L.P.; (b) 53,379 shares of Common Stock beneficially held by Wheatley
Foreign Partners,  L.P.; (c) 683,401 shares of Common Stock beneficially held by
Wheatley Partners II, L.P.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                     Page 8 of 23 Pages
-----------------------                                     --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Brookwood Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   208,333 shares (1)
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                208,333 shares (1)
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     208,333 shares (1)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     0.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                     PN
================================================================================

(1) Composed of (i) 138,889  shares of Common Stock issuable upon the conversion of Series B Preferred  Stock,  and (ii) 69,444  shares of Common Stock  issuable upon exercise of warrants to purchase shares of Common Stock.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                     Page 9 of 23 Pages
-----------------------                                     --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Seneca Ventures
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   833,333 shares (1)
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                833,333 shares (1)
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     833,333 shares (1)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.2%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                     PN
================================================================================

(1) Composed of (i) 555,556  shares of Common Stock issuable upon the conversion of Series B Preferred  Stock,  and (ii) 277,778  shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 10 of 23 Pages
-----------------------                                     --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Venture Fund
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,250,000 shares (1)
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                1,250,000 shares (1)
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,250,000 shares (1)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.8%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                     PN
================================================================================

(1) Composed of (i) 833,333  shares of Common Stock issuable upon the conversion of Series B Preferred  Stock,  and (ii) 416,667  shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 11 of 23 Pages
-----------------------                                     --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Woodland Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   416,667 shares (1)
   OWNED BY
     EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                416,667 shares (1)
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     416,667 shares (1)
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     0.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                     PN
================================================================================

(1) Composed of (i) 277,778  shares of Common Stock issuable upon the conversion of Series B Preferred  Stock,  and (ii) 138,889  shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 12 of 23 Pages
-----------------------                                     --------------------

Item 1.

(a)   Name of Issuer:  Warp Technology Holdings, Inc.
(b)   Address of Issuer's Principal Executive Offices:
                       535 West 34th Street, 5th Floor, New York, New York 10001

Item 2.

1.    (a) Name of Person Filing: Barry Rubenstein
      (b) Address of Principal Business Office, or if none, Residence:
                      68 Wheatley Road, Brookville, New York 11545
      (c) Citizenship: United States
      (d) Title of Class of Securities: Common Stock, par value $.00001 per share
      (e) CUSIP Number: 002840 10 6

2.    (a) Name of Person Filing: Wheatley Partners, L.P.
      (b) Address of Principal Business Office, or if none, Residence:
                      80 Cuttermill Road, Suite 311, Great Neck, NY 11021
      (c) Citizenship: Delaware
      (d) Title of Class of Securities: Common Stock, par value $.00001 per share
      (e) CUSIP Number: 002840 10 6

3.    (a) Name of Person Filing: Wheatley Foreign Partners, L.P.
      (b) Address of Principal Business Office, or if none, Residence:
                      80 Cuttermill Road, Suite 311, Great Neck, NY 11021
      (c) Citizenship: Delaware
      (d) Title of Class of Securities: Common Stock, par value $.00001 per share
      (e) CUSIP Number: 002840 10 6

4.    (a) Name of Person Filing: Wheatley Partners II, L.P.
      (b) Address of Principal Business Office, or if none, Residence:
                      80 Cuttermill Road, Suite 311, Great Neck, NY 11021
      (c) Citizenship: New York
      (d) Title of Class of Securities: Common Stock, par value $.00001 per share
      (e) CUSIP Number: 002840 10 6

5.    (a) Name of Person Filing: Irwin Lieber
      (b) Address of Principal Business Office, or if none, :
                      80 Cuttermill Road, Suite 311, Great Neck, NY 11021
      (c) Citizenship: United States
      (d) Title of Class of Securities: Common Stock, par value $.00001 per share
      (e) CUSIP Number: 002840 10 6

6.    (a) Name of Person Filing: Barry Fingerhut
      (b) Address of Principal Business Office, or if none, :
                      80 Cuttermill Road, Suite 311, Great Neck, NY 11021
      (c) Citizenship: United States
      (d) Title of Class of Securities: Common Stock, par value $.00001 per share
      (e) CUSIP Number: 002840 10 6

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 13 of 23 Pages
-----------------------                                     --------------------

7.    (a) Name of Person Filing: Brookwood Partners, L.P.
      (b) Address of Principal Business Office, or if none, Residence:
                      68 Wheatley Road, Brookville, New York 11545
      (c) Citizenship: New York
      (d) Title of Class of Securities: Common Stock, par value $.00001 per share
      (e) CUSIP Number:  002840 10 6

8.    (a) Name of Person Filing: Seneca Ventures
      (b) Address of Principal Business Office, or if none, Residence:
                      68 Wheatley Road, Brookville, New York 11545
      (c) Citizenship: New York
      (d) Title of Class of Securities:  Common Stock, par value $.00001 per share
      (e) CUSIP Number:  002840 10 6

9.    (a) Name of Person Filing: Woodland Venture Fund
      (b) Address of Principal Business Office, or if none, Residence:
                      68 Wheatley Road, Brookville, New York 11545
      (c) Citizenship: New York
      (d) Title of Class of Securities: Common Stock, par value $.00001 per share
      (e) CUSIP Number:  002840 10 6

10.   (a) Name of Person Filing: Woodland Partners
      (b) Address of Principal Business Office, or if none, Residence:
                      68 Wheatley Road, Brookville, New York 11545
      (c) Citizenship: New York
      (d) Title of Class of Securities:  Common Stock, par value $.00001 per share
      (e) CUSIP Number:   002840 10 6

      The following  individuals or entities are identified in this Schedule 13G due to their  relationships  with one or more of the Reporting Persons disclosed above. The following  persons or entities are not Reporting Persons for purposes of this Schedule 13G.

      Affiliates  of  Wheatley   Partners,   L.P.,   but  who  do  not  directly
beneficially own shares of Common Stock of the Issuer.

11.   (a) Name of Person Filing: Jonathan Lieber
      (b) Address of Principal Business Office, or if none, :
                      80 Cuttermill Road, Suite 311, Great Neck, NY 11021
      (c) Citizenship: United States
      (d) Title of Class of Securities: Common Stock, par value $.00001 per share
      (e) CUSIP Number:  002840 10 6

12.   (a) Name of Person Filing: Seth Lieber
      (b) Address of Principal Business Office, or if none, :
                      80 Cuttermill Road, Suite 311, Great Neck, NY 11021
      (c) Citizenship: United States
      (d) Title of Class of Securities: Common Stock, par value $.00001 per share
      (e) CUSIP Number:  002840 10 6

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 14 of 23 Pages
-----------------------                                     --------------------

13.   (a) Name of Person Filing: Wheatley Partners, LLC
      (b) Address of Principal Business Office, or if none, Residence:
                      80 Cuttermill Road, Suite 311, Great Neck, NY 11021
      (c) Citizenship: Delaware
      (d) Title of Class of Securities:  Common Stock, par value $.00001 per share
      (e) CUSIP Number:  002840 10 6

      Affiliates of Barry Rubenstein,  but who do not directly  beneficially own shares of Common Stock of the Issuer.

14.   (a) Name of Person Filing: Marilyn Rubenstein
      (b) Address of Principal Business Office, or if none, Residence:
                      68 Wheatley Road, Brookville, New York 11545
      (c) Citizenship: United States
      (d) Title of Class of Securities: Common Stock, par value $.00001 per share
      (e) CUSIP Number:  002840 10 6

15.   (a) Name of Person Filing: Woodland Services Corp.
      (b) Address of Principal Business Office, or if none, Residence:
                      68 Wheatley Road, Brookville, New York 11545
      (c) Citizenship: New York
      (d) Title of Class of Securities:  Common Stock, par value $.00001 per share
      (e) CUSIP Number:    002840 10 6

      Item 3. If this statement is filed pursuant to Rule 13d-1(b),  or 13d-2(b)
or (c), check whether the person filing is a:

           /x/  Not Applicable

      (a) / /  Broker or dealer registered under Section 15 of the Exchange Act.

      (b) / /  Bank as defined in section 3(a)(6) of the Exchange Act.

      (c) / /  Insurance  company as defined in section 3(a)(19) of the Exchange
               Act.

      (d) / /  Investment  company  registered under section 8 of the Investment
               Company Act.

      (e) / /  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) / /  An employee  benefit plan or endowment  fund in  accordance  with
               Rule 13d-1(b)(1)(ii)(F).

      (g) / /  A parent  holding  company or control  person in accordance  with
               Rule 13d-1(b)(1)(ii)(G).

      (h) / /  A savings  association  as defined in Section 3(b) of the Federal
               Deposit Insurance Act;

      (i) / /  A  church  plan  that  is  excluded  from  the  definition  of an investment  company  under  Section  3(c)(14)  of the  Investment
               Company Act.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 15 of 23 Pages
-----------------------                                     --------------------

      (j) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      Item 4. Ownership - The  percentages of beneficial  ownership  shown below are based on 67,262,586  shares of Common Stock outstanding as of November
      3, 2003 as reported in the Issuer's  quarterly report for the period ended
      September 30, 2003 on Form 10-QSB.

      1.  Barry Rubenstein
          (a)  Amount Beneficially Owned: 4,075,149 shares.
          (b)  Percent of Class: 5.8%.
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 4,075,149 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared power to dispose or direct the disposition of: 4,075,149 shares.

      2.  Wheatley Partners, L.P.
          (a)  Amount Beneficially Owned: 683,415 shares.
          (b)  Percent of Class: 1.0%.
          (c)  Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 630,036 shares.
               (ii)  shared power to vote or direct the vote: 53,379 shares.
               (iii) sole power to dispose or direct the disposition of: 630,036 shares.
               (iv)  shared power to dispose or direct the disposition of: 53,379 shares.

      3.  Wheatley Foreign Partners, L.P.
          (a) Amount Beneficially Owned: 683,415 shares.
          (b) Percent of Class: 1.0%.
          (c) Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 53,379 shares.
              (ii)   shared power to vote or direct the vote: 630,036 shares.
              (iii)  sole power to dispose or direct the disposition of: 53,379 shares.
              (iv)   shared power to dispose or direct the disposition of: 630,036 shares.

      4.  Wheatley Partners II, L.P.
          (a) Amount Beneficially Owned: 683,401 shares.
          (b) Percent of Class: 1.0%.
          (c) Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 683,401 shares.
              (ii)   shared power to vote or direct the vote: 0 shares.
              (iii)  sole power to dispose or direct the disposition of: 683,401 shares.
              (iv)   shared power to dispose or direct the disposition of: 0 shares.

       5. Irwin Lieber
          (a) Amount Beneficially Owned: 1,783,483 shares.
          (b) Percent of Class: 2.6%.
          (c) Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 416,667 shares.
              (ii)   shared power to vote or direct the vote: 1,366,816 shares.
              (iii)  sole power to dispose or direct the disposition of: 416,667 shares.
              (iv)   shared power to dispose or direct the disposition of: 1,366,816 shares.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 16 of 23 Pages
-----------------------                                     --------------------

       6.  Barry Fingerhut
           (a) Amount Beneficially Owned: 1,783,483 shares.
           (b) Percent of Class: 2.6%.
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 416,667 shares.
               (ii)  shared power to vote or direct the vote: 1,366,816 shares.
               (iii) sole power to dispose or direct the disposition of: 416,667 shares.
               (iv)  shared power to dispose or direct the disposition of: 1,366,816 shares.

       7.  Brookwood Partners, L.P.
           (a) Amount Beneficially Owned: 208,333 shares.
           (b) Percent of Class: 0.3%.
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 208,833 shares.
               (ii)  shared power to vote or direct the vote: 0 shares.
               (iii) sole power to dispose or direct the disposition of: 208,333 shares.
               (iv)  shared power to dispose or direct the disposition of: 0 shares.

       8.  Seneca Ventures
           (a) Amount Beneficially Owned: 833,333 shares.
           (b) Percent of Class: 1.2%.
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 833,333 shares.
               (ii)  shared power to vote or direct the vote: 0 shares.
               (iii) sole power to dispose or direct the disposition of: 833,333 shares.
               (iv)  shared power to dispose or direct the disposition of: 0 shares.

       9.  Woodland Venture Fund
           (a) Amount Beneficially Owned: 1,250,000 shares.
           (b) Percent of Class: 1.8%.
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 1,250,000 shares.
               (ii)  shared power to vote or direct the vote: 0 shares.
               (iii) sole power to dispose or direct the disposition of: 1,250,000 shares.
               (iv)  shared power to dispose or direct the disposition of: 0 shares.

      10.  Woodland Partners
           (a) Amount Beneficially Owned: 416,667 shares.
           (b) Percent of Class: 0.6%.
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 416,667 shares.
               (ii)  shared power to vote or direct the vote: 0 shares.
               (iii) sole power to dispose or direct the disposition of: 416,667 shares.
               (iv)  shared power to dispose or direct the disposition of: 0 shares.

      The following  individuals or entities are identified in this Schedule 13G due to their  relationships  with one or more of the Reporting Persons disclosed above. The following  persons or entities are not Reporting Persons for purposes of this Schedule 13G.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 17 of 23 Pages
-----------------------                                     --------------------

      Affiliates  of  Wheatley   Partners,   L.P.,   but  who  do  not  directly
beneficially own shares of Common Stock of the Issuer:

      11.  Jonathan Lieber
           (a) Amount Beneficially Owned: 1,366,816 shares.
           (b) Percent of Class: 2.0%.
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 1,366,816 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared power to dispose or direct the disposition of: 1,366,816 shares.

      12.  Seth Lieber
           (a) Amount Beneficially Owned: 1,366,816 shares.
           (b) Percent of Class: 2.0%.
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 1,366,816 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared power to dispose or direct the disposition of: 1,366,816 shares.

      13.  Wheatley Partners, LLC
           (a) Amount Beneficially Owned: 683,415 shares.
           (b) Percent of Class: 1.0%.
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 683,415 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared power to dispose or direct the disposition of: 683,415 shares.

      Affiliates of Barry Rubenstein,  but who do not directly  beneficially own shares of Common Stock of the Issuer:

      14.  Marilyn Rubenstein
           (a) Amount Beneficially Owned: 2,708,333 shares.
           (b) Percent of Class: 3.9%.
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 2,708,333 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared power to dispose or direct the disposition of: 2,708,333 shares.

      15.  Woodland Services Corp.
           (a) Amount Beneficially Owned: 2,083,333 shares.
           (b) Percent of Class: 3.1%.
           (c) Number of shares as to which such person has:
               (i)   sole power to vote or direct the vote: 0 shares.
               (ii)  shared power to vote or direct the vote: 2,083,333 shares.
               (iii) sole power to dispose or direct the disposition of: 0 shares.
               (iv)  shared power to dispose or direct the disposition of: 2,083,333 shares.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 18 of 23 Pages
-----------------------                                     --------------------

      Item 5. Ownership of Five Percent or Less of a Class.

           If this  statement  is being  filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

      Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

      Item 7.  Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the  Security  Being  Reported on by the Parent  Holding
               Company.

               Not Applicable.

      Item 8.  Identification and Classification of Members of the Group.

               Not Applicable.

      Item 9.  Notice of Dissolution of Group.

               Not Applicable.

      Item 10. Certification.

          By  signing  below I certify  that,  to the best of my  knowledge  and belief,  the  securities  referred to above were not  acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           [The remainder of this page was intentionally left blank.]

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 19 of 23 Pages
-----------------------                                     --------------------

                                   SIGNATURES
                                   ----------

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 13, 2004

                                         WHEATLEY PARTNERS, L.P.

                                         By: Wheatley Partners LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Name:  Irwin Lieber
                                             Title: President

                                         WHEATLEY FOREIGN PARTNERS, L.P.

                                         By: Wheatley Partners LLC,
                                             a General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Name:  Irwin Lieber
                                             Title: President

                                         WHEATLEY PARTNERS II, L.P.

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, a General Partner

                                         /s/ Irwin Lieber
                                         ---------------------------------------
                                         Irwin Lieber

                                         /s/ Barry Fingerhut
                                         ---------------------------------------
                                         Barry Fingerhut

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 20 of 23 Pages
-----------------------                                     --------------------

                                         /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein

                                         BROOKWOOD PARTNERS, L.P.

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

                                         SENECA VENTURES

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

                                         WOODLAND PARTNERS

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

                                         WOODLAND VENTURE FUND

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 21 of 23 Pages
-----------------------                                     --------------------

                                  Exhibit Index

            The following document is filed herewith:

            (a)   Joint  Filing  Agreement  dated as of January  13,  2004 among
                  Wheatley  Partners,  L.P.,  Wheatley Foreign  Partners,  L.P.,
                  Wheatley  Partners II, L.P.,  Irwin Lieber,  Barry  Fingerhut,
                  Brookwood Partners, L.P., Seneca Ventures,  Woodland Partners,
                  Woodland Venture Fund and Barry Rubenstein.

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 22 of 23 Pages
-----------------------                                     --------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13G, dated  January  13,  2004 with  respect  to the  shares of Common  Stock of Warp
Technology  Holdings,  Inc. and any further  amendments thereto executed by each and any of us  shall  be  filed  on  behalf  of each  of us  pursuant  to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange
Act of 1934, as amended.

            This  Agreement  may be executed in separate  counterparts,  each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: January 13, 2004

                                         WHEATLEY PARTNERS, L.P.

                                         By: Wheatley Partners LLC,
                                             the General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Name:  Irwin Lieber
                                             Title: President

                                         WHEATLEY FOREIGN PARTNERS, L.P.

                                         By: Wheatley Partners LLC,
                                             a General Partner

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Name:  Irwin Lieber
                                             Title: President

                                         WHEATLEY PARTNERS II, L.P.

                                         By: /s/ Irwin Lieber
                                             -----------------------------------
                                             Irwin Lieber, a General Partner

                                         /s/ Irwin Lieber
                                         ---------------------------------------
                                         Irwin Lieber

                                         /s/ Barry Fingerhut
                                         ---------------------------------------
                                         Barry Fingerhut

-----------------------                                     --------------------
CUSIP No. 002840 10 6                 13G                    Page 23 of 23 Pages
-----------------------                                     --------------------

                                         /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein

                                         BROOKWOOD PARTNERS, L.P.

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

                                         SENECA VENTURES

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

                                         WOODLAND PARTNERS

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

                                         WOODLAND VENTURE FUND

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner